EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statements on Form S-8  (333-19127, 333-19145, 333-80187, 333-42444, 333-52236 and 333-77006) and on Form S-3 (333-91211) of Cornell Companies, Inc. and its subsidiaries of our report dated February 27, 2003 relating to the financial statements that appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 28, 2003